Exhibit 99.1

Harold McGraw III to Become Chairman Emeritus of McGraw Hill Financial

Charles E. Haldeman to be named Chairman of the Board following the Company’s Annual Meeting on April 29, 2015

New York, February 25, 2015—The Board of Directors of McGraw Hill Financial (NYSE: MHFI) today announced that Harold (“Terry”) McGraw III informed the Board of his decision not to stand for re-election as a director at the Annual Meeting of Shareholders scheduled to take place on April 29, 2015.

In recognition of Mr. McGraw’s many significant contributions to McGraw Hill Financial, the Board of Directors will confer upon him the honorary title of “Chairman Emeritus” when he retires on April 29.

Mr. McGraw has been non-executive Chairman of the Board since he retired as President and CEO of the Company on November 1, 2013. Prior to that, he had been Chairman of the Board since 2000, President since 1993, President and Chief Executive Officer since 1998, and a director of the Company for 27 years.

“Terry has been a visionary and dedicated leader of this Company since he became President and CEO in 1998 and he has earned the respect of the global business community for his many achievements,” said Ed Rust, Presiding Director of the McGraw Hill Financial Board of Directors. Mr. Rust continued, “Terry has always been focused on serving customers and giving employees the best possible training and resources to provide superior service. He also ensured that we built a world-class management team and, under the leadership of Doug Peterson as President and CEO, the Company continues to grow around the world, providing transparent and independent benchmarks, ratings and analytics to the capital, commodity and corporate markets.”

“McGraw Hill Financial is an outstanding company with a bright future and a proud legacy of providing essential intelligence to customers,” said Mr. McGraw. “I am so very grateful to all the people who have contributed to the success of our businesses over many generations. Since our founding by James H. McGraw in 1888, the McGraw Hill teams have continually met the transformative needs of our customers and markets, and will continue to do so in the future.”

The Board will propose that Charles (“Ed”) E. Haldeman, Jr. serve as non-executive Chairman following the 2015 Annual Meeting. Mr. Haldeman has been an independent Director of the Company since 2012. He is currently non-executive Chairman of KCG Holdings, Inc. and a director of DST Systems. Mr. Haldeman was elected CEO of Federal Home Loan Mortgage Corporation (“Freddie Mac”) in 2009, after it was placed into conservatorship. He held that position until 2012. Prior to joining Freddie Mac, Mr. Haldeman was the Chairman and CEO of Putnam Investment Management, LLC.

“The Board has decided to propose Ed Haldeman become non-executive Chairman of the Board following the Annual Meeting, recognizing his leadership skills, independence and experience in the capital and corporate markets,” Mr. Rust stated.

“I couldn’t be more pleased to turn over the stewardship of this talented Board to someone of Ed’s reputation and caliber,” added Mr. McGraw.

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About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 17,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com